Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-260608, 333-258868, 333-281979 and 333-282809 on Form S-3 and Registration Statement Nos. 333-261742, 333-273779, 333-281981 and 333-291670 on Form S-8 of our reports dated February 26, 2026, relating to the financial statements of Joby Aviation, Inc. and the effectiveness of Joby Aviation, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Joby Aviation, Inc. for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP
San Jose, California
February 26, 2026